Exhibit 10

SAUER-DANFOSS INC. STANDARD RELEASE AGREEMENT

Employment Separation Agreement and General Release

This Employment Separation Agreement and General Release (hereinafter “Agreement”) is made between James R. Wilcox for and on behalf of himself and his spouse, heirs, assigns, legal representatives, executors, dependents, or administrators, anyone acting for or on his behalf, and anyone making or who might hereafter make a claim through him (hereinafter jointly “Employee”) and Sauer-Danfoss Inc. and all of its subsidiaries and related or affiliated entities and joint ventures, determined as of the date of execution of this Agreement (hereinafter jointly “the Company”) (collectively, “the parties”).

In exchange for the promises and covenants described below, which Employee and the Company acknowledge constitute good and sufficient consideration, the parties agree as follows:

1.                                       In connection with the Company’s termination of Employee’s employment pursuant to Section 6(f) of the Executive Employment Agreement dated December 1, 2002 between the parties (“Employment Agreement”), Employee shall hereby terminate his employment with the Company, and accordingly shall no longer serve in any officer position of the Company from which he has not previously resigned and from all other positions with the Company effective August 16, 2007, and the Employment Agreement shall be terminated as of that time, except for those provisions described in Section 5 of this Agreement which shall survive.  This Agreement completely extinguishes the employment relationship between the parties.

2.                                       General Release  In exchange for the benefits described in Section 6(f) of the Employment Agreement, benefits to which Employee would not otherwise be entitled in the absence of executing and not revoking this Agreement, as provided for in Section 6(i) of the Employment Agreement:

a.                                       Except as otherwise expressly provided in paragraphs (b) and (c) immediately below, Employee fully, completely, irrevocably and unconditionally releases and discharges the Company, its predecessors, successors, parents, joint ventures, subsidiaries, partners and assigns, as well as its and their past and present officers, directors, employees, shareholders, owners, benefit plans (subject to paragraph (b) immediately below), benefit plan administrators, trustees, fiduciaries, counsel, insurers, attorneys and agents, from any and all manner of actions, causes or actions, claims, complaints, or debts, of any kind to the effective date of this Agreement, in law or equity,, known or unknown (hereinafter together “claims”), arising out of or relating to Employee’s employment with the Company or separation of employment with the Company.  The claims waived and discharged include, but are not limited to:

i)                                         Employment discrimination claims (including claims of sex discrimination and/or sexual harassment and/or retaliation) on the basis of race, color, sex, national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders

ii)                                      Claims under Title VII of the Civil Rights Act of 1964, Iowa Civil Rights Act or the Illinois Human Rights Act;

iii)                                   Age discrimination claims under the Age Discrimination in Employment Act (ADEA);

iv)                                  Claims under the Older Workers Benefit Protection Act of 1990;

v)                                     Claims under the Family and Medical Leave Act;

vi)                                  Claims under the National Labor Relations Act or the Labor Management Relations Act;

vii)                               Claims under the Worker Adjustment and Retraining Notification Act and the Illinois Worker Adjustment and Retraining Notification Act;

viii)                            Claims under the Employee Retirement Income Security Act of 1974;

ix)                                    Claims under the Americans With Disabilities Act or the Rehabilitation Act;

x)                                       Claims under the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981)

xi)                                    Claims under the Equal Pay Act

xii)                                 Claims under common law or public policy, including, but not limited to, wrongful discharge, negligent hiring, retention or supervision, personal injury, retaliatory discharge, breach of contract, violation of public policy, invasion of privacy, fraud, negligence, promissory estoppel, loss of consortium, detrimental reliance, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, or claims that the Company has violated or breached its personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind; and/or

xiii)                              Claims that the Company is in any way obligated for any reason to pay Employee damages, expenses, litigation costs (including attorneys’ fees), backpay, frontpay, disability or other benefits (other than any accrued pension benefits), compensatory damages, punitive damages, and/or interest.

b.                                      As an accommodation to Employee, the Company expressly and solely agrees to carve out of paragraph (a) immediately above, Employee’s asserted claim for additional Final Average Pay benefits under the Sauer-Danfoss Employees’ Retirement Plan (the “ERP”) based on his rehire date and introduction of the Cash Balance Formula under the ERP (the “Asserted Claim”).  Employee and Company have agreed, in good faith, to carve out the Asserted Claim from the General Release to provide Employee an opportunity to submit such Asserted Claim through the Company’s claims, review and appeals procedures under the ERP (the

“Administrative Remedies”).  The parties further agree that the Asserted Claim, following Employee’s exhaustion of the Administrative Remedies relating to such Asserted Claim, shall, at the option of Employee, be settled by arbitration administered by a three member arbitration panel of the American Arbitration Association under its Employee Benefit Plan Claims Arbitration Rules, incorporated by reference herein. The members of the arbitration panel appointed for their ERISA expertise shall be selected as follows:  each party shall select one arbitrator, and the third arbitrator shall be appointed, with each party’s approval, by the American Arbitration Association.  For the avoidance of doubt, both parties have also expressly agreed to provide the panel of arbitrators with their written arguments and supporting documentation relating to the Asserted Claim; provided, however, both parties also expressly agree that such arbitration proceeding shall not include the right to any form of testimony and/or depositions by the other party and will solely be based on the administrative record (which both parties agree is normally an applicable court’s scope of review on this sort of claim and thereby neither party is entitled to discovery); provided, further, both parties agree that any arbitration of the Asserted Claim is strictly limited to the issue of determining whether the ERP administrator abused its discretion in reaching the result it did on the Asserted Claim. The decision of the arbitrators shall be final and binding and judgment on the award may be entered in any court having jurisdiction.  Notwithstanding the Asserted Claim carve out, Employee, pursuant to paragraph (a) immediately above, does release and discharge the Company, its predecessors, successors, parents, joint ventures, subsidiaries, partners and assigns, as well as its and their past and present officers, directors, employees, shareholders, owners, benefit plan administrators, trustees, fiduciaries, counsel, insurers, attorneys and agents, from any and all manner of actions, causes or actions, claims, complaints, or debts, of any kind to the effective date of this Agreement, in law or equity, known or unknown, arising out of or relating to the Asserted Claim.  Except in connection with enforcement of any arbitration award, Employee expressly acknowledges that the provisions of Section 4 remain and continue to have full force and effect notwithstanding this paragraph (b).

c.                                       In connection with the above concession relating to the Asserted Claim, the Company further agrees that Employee’s right to receive benefits under the Sauer-Danfoss Inc. Supplemental Executive Savings & Retirement Plan (“SESRP”) shall not be affected in any way by the outcome of the administrative and/or arbitration proceedings on the Asserted Claim.  Regardless of the outcome of the Asserted Claim, for purposes of the SESRP, Employee shall be deemed to be a “Cash Balance Employee” as defined in the SESRP and will receive “Supplemental Benefit Amounts” under the SESRP and earnings credits thereon as originally computed by the Company prior to the Asserted Claim.  Employee hereby expressly acknowledges he has no right to any benefits under the Sauer-Sundstrand Supplement Retirement Plan for Certain Key Executives (the “SERP”).  Notwithstanding the foregoing, in the event that the Asserted Claim is reviewed, appealed or arbitrated under paragraph (b) above and Employee obtains an outcome contrary to the Company’s position with respect to such administrative and/or arbitration proceeding, Employee expressly agrees that Matching Contributions and Employer Contributions, together with investment earnings thereon, under the Sauer-Danfoss Employees’ Savings Plan (the “ESP”) received by Employee since January 1, 2001 would then inherently provide a duplicative benefit to the Employee if permitted to be retained following such final outcome.  As such, Employee agrees that any such additional benefits determined to be owed by the Company under the ERP following such administrative or arbitration proceeding shall be 100% offset by all such Matching Contributions and Employer Contributions, together with investment earnings thereon, under the ESP for the same time period.

Employee hereby acknowledges and expressly agrees and understands that the release of claims contained in this Employment Separation Agreement and General Release is a GENERAL RELEASE, and that any reference to specific claims arising out of or in connection with Employee’s employment and/or separation of employment with the Company  is not intended to limit the release of claims.

It is understood that nothing in this Section 2 waives any claim or other right that cannot be waived by law.  It is also understood that nothing in this Section 2 precludes either the Employee from requesting of the Compensation Committee of the Board of Directors (“the Committee”), or the Committee from considering and granting, waiver of the automatic forfeiture provision and a pay out on a pro rata basis of the Performance Units awarded Employee pursuant to the terms of the 2005, 2006 and/or 2007 Performance Unit Award Agreements as previously issued under the 1998 Long-Term Incentive Plan (the “LTI Awards”); provided, however, acknowledgement by the Company of the Employee’s intention to petition the Committee with respect to his LTI Awards after execution of this Agreement in no way should be construed as a waiver or as otherwise changing the Employee’s General Release under this Section 2 with respect to the LTI Awards.  Also excluded from this Agreement is Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), the Illinois Department of Human Rights (“IDHR”) or any other administrative agency or participate in any agency investigation.  Employee is, however, waiving the right to recover money in connection with any such charge or investigation.  Employee is also waiving the right to recover money in connection with a charge filed by any other individual or by the EEOC, the IDHR, or any other federal or state agency.  Also excluded from this Agreement are claims under the Fair Labor Standards Act (“FLSA”).  However, by entering into this Agreement, Employee specifically states that Employee is unaware that any FLSA claims or claims under similar state wage/hour laws exist.  Employee further acknowledges that he has received all wages, benefits, and other compensation due to him as a result of his employment with the Company.  Employee further acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim.

3.                                       The Company irrevocably and unconditionally releases and discharges Employee from any and all claims arising out of or relating to Employee’s employment with the Company, excluding any claims relating to unlawful activities.

4.                                       A “covenant not to sue” is a legal term which means that Employee promises not to file a lawsuit in court.  It is different from the release and waiver of claims contained in Section 2 above.  Besides waiving and releasing the claims covered by Section 2 above, Employee further agrees never to sue, either alone or, directly or indirectly, in conjunction with any other individual, entity or person, the Company or its predecessors, successors, parents, joint ventures, subsidiaries, partners and assigns, as well as its and their past and present officers, directors, employees, shareholders, owners, benefit plans (specifically including a covenant not to sue on the Asserted Claim under Section 2(b) above), benefit plan administrators, trustees, fiduciaries, counsel, insurers, attorneys and agents, in any forum for any reason covered by the release and waiver language in Section 2 above, and Employee represents and warrants that he has not filed any such claim to date.   Notwithstanding this covenant not to sue, Employee may bring a claim against the Company to enforce this Agreement or to challenge the validity of this Agreement under the ADEA, as amended.  If Employee sues the Company in violation of this Agreement, Employee shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit, including reasonable compensation for the services of the internal personnel of the released party.  Alternatively, if Employee sues the Company in violation of this Agreement, then notwithstanding any term of the Employment Agreement purporting to provide to the contrary, the Company can require Employee to return all but $100 of the money and other benefits paid to Employee pursuant to this Agreement.  In that event, the Company shall be excused from making any further payments or continuing other benefits, if any, otherwise owed to Employee under this Agreement.  Nothing set forth in this Section 4 is intended to nor shall it impair the Employee’s ability to enforce in court the Company’s obligations to indemnify him, as described in Section 8 of his Employment Agreement.

5.                                       Notwithstanding the cessation of Employee’s employment with the Company, the following Sections of the Employment Agreement shall survive the termination of the remainder of the Employment Agreement: Sections 6, 8, 9, 10, 11, 12, 13, 17, 22 and 24, and such survivorship shall not be diminished or terminated by this Agreement, except that if Employee revokes this Agreement pursuant to Section 15 below, all obligations of the Company under the Employment Agreement, including, but not limited to, Section 6, will immediately cease.

6.                                       Employee will not, directly or indirectly, disclose the terms of this Agreement to anyone other than Employee’s attorney, except to the extent disclosure is required for accounting or tax reporting purposes or as otherwise required by law; provided, however, if this Agreement is required to be filed with the US Securities Exchange Commission and thereby becomes public information, such nondisclosure provision shall not apply.   Employee acknowledges the Company’s right to enforce this confidentiality provision in any court of competent jurisdiction.  Employee further agrees that if Employee breaches this confidentiality provision, the Company will be irreparably harmed as a matter of law and will be entitled to immediate injunctive relief, plus its reasonable attorneys’ fees incurred in enforcing this provision.

7.                                       The parties agree that neither will engage in any conduct or communication designed to disparage the other.

8.                                       Employee will not reveal any confidential information about the Company’s business operations to anyone.  “Confidential information” means any information that would not have been revealed to competitors during the period Employee was employed.

9.                                       Employee will cooperate with the Company to the extent the Company requires to effectuate a smooth transfer of Employee’s duties and responsibilities.   The full consideration for such consulting is part of the consideration furnished to Employee as part of this Agreement.  Any out-of-pocket reasonable expenses incurred by Employee (including, but not limited to travel, lodging and meals in accordance with Company reimbursement policies) that are required to fulfill his obligations under this provisions shall be promptly reimbursed by the Company.

10.                                 Employee will provide accurate information or testimony or both in connection with any legal matters if so requested by the Company, but Employee will not disclose or discuss with anyone who is not directing or assisting the Company in any investigation or case of the Company, other than the Company’s attorney(s), the fact of or the subject matter of any such investigation or case, except as required by law.  Any out-of-pocket reasonable expenses incurred by Employee (including, but not limited to travel, lodging and meals in accordance with Company reimbursement policies) that are required to fulfill his obligations under this provisions shall be promptly reimbursed by the Company.

11.                                 This Agreement is binding on the parties and on their heirs, administrators, representatives, executors, successors, and assigns.

12.                                 The provisions of this Agreement are and are intended to be severable.  If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

13.                                 Employee will not seek or accept future employment with the Company, as defined herein, in any position or capacity.  If, through mistake or inadvertence or otherwise, Employee applies for employment with any of the aforementioned entities, then he shall withdraw his application immediately upon having first knowledge of such issue without any recourse, legal or otherwise, and to the extent that Employee has already been hired, he will resign immediately without any recourse, legal or otherwise.  This shall not impact Employee’s right to maintain employment with any entity which, subsequent to this Agreement, becomes Employee’s employer or a parent, subsidiary or affiliated corporation, division, partnership, successor or assign of the Company.

14.                                 This Agreement is made and entered into in the State of Illinois and in all respects the rights and obligations of the parties to this Agreement will be interpreted, enforced and governed in accordance with the laws of the State of Illinois without regard to the principles of conflict of laws.

15.           Employee represents, warrants, and agrees that Employee:

a.                                       understands completely Employee’s right to review all aspects of this Agreement with an attorney of Employee’s choice before signing this Agreement, and has done so or voluntarily elected not to do so;

b.                                      has carefully read and fully understands all of the provisions of this Agreement and that Employee is freely, knowingly, and voluntarily entering into this Agreement;

c.                                       has been given 21 days to consider this Agreement and will be given 7 days to revoke it in the event Employee signs this Agreement by delivering to the Vice President, Human Resources of Sauer-Danfoss Inc., Ron Hanson, 250 Parkway Drive, Suite 270, Lincolnshire, IL  60069 USA, a written statement indicating that Employee wishes to revoke this Agreement.  Employee and the Company understand this Agreement will not become enforceable or effective until the revocation period has expired without revocation by Employee (i.e., this will be the effective date of the Agreement).  Employee expressly acknowledges and understands that the Company will not be obligated to take any of the actions described in Section 6(f) of the Employment Agreement, unless and until this Agreement becomes enforceable and effective because the revocation period has expired without revocation by Employee, and that in the event Employee exercises his right to revoke this Agreement all obligations of the Company under the Employment Agreement, including, but not limited to, Section 6, will immediately cease; and

d.                                      agrees that the Company has not made (and, in deciding to enter into this Agreement, Employee is not relying upon) any representations, promises, or agreements to or with Employee concerning the terms or effects of this Agreement other than those contained in this Agreement and the attached Exhibit A.

EMPLOYEE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY BASED UPON THE CONTENTS OF THIS AGREEMENT AND NOTHING ELSE, AND WITHOUT DURESS OR RESERVATION OF ANY KIND.

16.                                 The fact and terms of this Agreement are not and do not constitute an admission by either the Company or Employee of liability or other wrongdoing under any law or otherwise.

17.                                 This Agreement is the entire Agreement between Employee and the Company regarding the separation of Employee’s employment with the Company and the subject matters contained herein.

18.                                 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

19.                                 If Employee voluntarily and unequivocally enters into this Agreement, please sign in the space indicated below and return to the Company.

20.                                 All reference checks (both written and oral) will be answered in a neutral manner, and all letters of reference will be written in a neutral manner, and such reference letters and responses to reference checks will supply information concerning Employee’s name, dates of employment, job title, job duties and salary (if such information is requested).  It is agreed that all requests for references will be submitted to the Vice President of Human Resources of the Company.

Dated:	August 14, 2007	/s/ Jame R. Wilcox

Dated:	August 14, 2007	Sauer-Danfoss Inc.
		By:	/s/ David J. Anderson

Exhibit A - Summary Separation Compensation & Benefits

For James R. Wilcox — August 14, 2007

Accrued Benefits

•                  Base Salary & Car Allowance through Termination Date

•                  Accrued Paid-Time-Off (PTO) At Termination Date

•                  Deferred Compensation (timing of payments based on existing elections)

•                  Deferred Base Salary & Annual Incentives

•                  Deferred Performance Units

•                  Retirement Benefits Subject to Asserted Claim (timing of payment dependant upon retirement elections)

•                  Final Average Pay Plan

•                  Cash Balance Plan

•                  401(k) Plan

•                  Supplemental Executive Savings & Retirement Plan

Pro Rata Annual Incentive  (Payable No Later Than March 15, 2008)

Current Base Salary	$449,000
Target Percentage	x 60%

Target Incentive Opportunity	$269,400
Number Of Whole Months / 12	x 7/12

Pro Rata Annual Incentive	$157,150

Lump-Sum Payment  (Payable No Later Than March 15, 2008)

Current Base Salary	$449,000
Target Incentive Opportunity	$269,400

Annual Cash Compensation	$718,400
Multiplier	1.5

Lump Sum Payment	$1,077,600

Outplacement Consulting

You may, at your sole election, utilize executive outplacement services of your choice, up to a maximum of $20,000, at the company’s expense; provided, however, that if you desire to access such services, you shall commence the outplacement no later than sixty (60) days following the Termination Date, and conclude such use and any associated reimbursement by December 31, 2009.

Medical Plan Benefits

Medical benefits will continue for a 12 month period following the Termination Date (commencing September 1, 2007) at the same coverage levels and at the same premiums that exist at the Termination Date.  Under the medical plan, your status will switch to an Eligible Retiree, meaning that you can maintain your health care coverage until age 65 after which time you will switch to the Company’s Medigap premium reimbursement program.

At the end of the 12 month continuation period, your medical premiums to continue coverage as an Eligible Retiree will be increased to the same level as other Eligible Retirees.

Other Benefits

Life Insurance — Company provided group term life coverage of $500,000 can be converted to a whole life policy under terms of the Sauer-Danfoss group life program.  Met Life should be contacted directly if you are interested in this as an option.

Section 409A Compliance

Each of the payments of severance, outplacement services and continued medical benefits for the 12 month continuation period under the respective paragraphs above are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the general exemption for reimbursements and other separation payments under Treasury Regulation Section 1.409A-1(b)(9)(v)(A), and the exemption for medical expense coverage under Treasury Regulation Section 1.409A-1(b)(9)(v)(B) and/or (C).

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